EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197073, 333-163516, 333-128615, 333-107555, 333-101569, 333-86595, 333-65721, 333-40697, and 333-34677 on Form S-8 of our reports dated March 26, 2015, relating to the consolidated financial statements of Pacific Sunwear of California, Inc. and the effectiveness of Pacific Sunwear of California, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended January 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 26, 2015